Exhibit 10.1

July 24, 2017

Robert Hughes

Dear Bob:

We are pleased to confirm our offer of employment as President with Everbridge, Inc. (the “Company” or “Everbridge”), according to the terms of this Offer Letter. Please note that upon signed acceptance of this offer, within fifteen business days we will mutually work to finalize your employment agreement with the Company. The key terms of your employment are as outlined further below:

1.	As President, you will report directly to Jaime Ellertson, Chairman and Chief Executive Officer. As President you will lead and participate on the Senior Management Team (the “SMT”) as well as be responsible for NA Sales, NA Marketing, NA Services and Customer Success Teams – which include: Implementation, EBU, Enterprise Consulting, Technical Support, and Customer Success Managers, International Sales, International Marketing, International Services & Worldwide Channels.

2.	Your tentative start date will be Monday, July 31, 2017, which is contingent upon Everbridge’s successful completion of background and reference check.

3.	You will be granted observer rights to participate in meetings of the Board of Directors of the Company, and your nomination to the Board as full director will be discussed with the Nominating and Corporate Governance Committee with the goal of having you join the Board by the end of 2017.

4.	Your starting gross annual base salary will be at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum and payable on a biweekly basis in accordance with the Company’s payroll policies. This position is classified as exempt.

5.	Your annual cash incentive bonus/variable compensation (“Variable Compensation”), pro-rated for fiscal year 2017 and contingent upon the successful performance of all job duties, responsibilities, and mutually agreed upon objectives in accordance with SMT Management Incentive Plan, will be Two Hundred and Fifty Thousand Dollars ($250,000).

6.	You will be granted 50,000 Restricted Stock Units (RSUs) and 50,000 Performance Stock Units (PSUs). The RSUs will be subject to annual cliff vesting, 33% 12 months after their grant date, another 33% 24 months after their grant date, and the balance of 34% 36 months after their grant date. The PSUs are eligible to vest following the Grant Date (the “Performance Period”) if the average of the closing price per share of Everbridge common stock (EVBG), as quoted on NASDAQ, over a consecutive, thirty (30) trading day period (the “Average Closing Price”) equals or exceeds $35 per share, at which time 50% of the PSUs would vest. If the Average Closing Price equals or exceeds $45 per share, 100% of the PSUs would vest. If the Average Closing Price equals or exceeds $55 per share, 125% of the PSUs would vest. The PSU grant will expire 10 years from Grant Date if not vested.

www.everbridge.com

July 24, 2017

Robert Hughes

7.	Please note that the actual PSU grant language has yet to be drafted (especially with regard to how the linear scaling would work between the $35, $45 and $55 thirty day trading periods). As such there will be additional details provided at the time of the actual grant award.

8.	You will be granted 500,000 option shares upon board approval pursuant to an Option Agreement as defined in the Company’s 2016 Equity Incentive Plan (the “Option Plan”). Your options will vest over a four-year period according to the standard vesting schedule of the Option Plan.

9.	In the event of a Change in Control (as defined in the Option Plan) the vesting and the right to exercise the initial options shall accelerate; i) for the number of shares equal to the number of months of full-time employment as of the date of a change of control divided by forty eight (i.e., number of months of employment divided by 48), as well as, ii) the additional amount of 50% of all of your unvested (as of the date of a Change of Control after the acceleration granted in (i) above) options shall vest in full subject to the company’s standard Change of Control language for its senior executives. In the event the acquirer or successor party does not assume or convert 100% of your remaining unvested shares after accelerated vesting in (i) and (ii) above as part of the Change of Control or does not offer equivalently valued new options and incentives to you, then 100% of your remaining unvested share options will vest in full immediately prior to consumption of the Change of Control.

10.	Subject to provisions regarding Involuntary Termination and Termination for Good Reason to be included in your employment agreement, if either your employment is terminated by the Company other than for Cause, or you voluntarily terminate your employment with the Company for Good Reason, then, as a severance benefit, the Company shall continue to pay you an amount equal to one-twelfth (1/12th) of your Base Salary for twelve (12) months and pay the Company’s portion of COBRA coverage during such period. In addition if either your employment is terminated by the Company other than for Cause, or you voluntarily terminate your employment with the Company for Good Reason within twelve (12) months following the Hire Date, 1/3 of your total RSU and PSU grant will vest fully.

11.	You will receive workplace accommodations in the Company’s Burlington, Massachusetts office.

12.	You will be provided the opportunity to participate in the Company’s group insurance plans effective the first of employment. As part of the SMT benefit package you will be eligible for the highest level cell phone stipend paid on a quarterly basis.

13.	You will be eligible for vacation and sick time through our Paid Time Off (PTO) program and other benefits as described in the Company’s employee handbook. Upon date of hire, you will begin to accrue PTO at the service level tier of twenty PTO days accrued per year.

14.	All other matters concerning your employment, which are not specifically described in this Offer Letter, shall be in accordance with the Company’s standard practices and procedures.

www.everbridge.com

July 24, 2017

Robert Hughes

Please confirm your decision to join the Company by signing a copy of this offer letter and returning it to Mark Minichiello, Chief Recruiting Officer, by end of business Monday, July 24, 2017. The signed offer letter can be sent by email to mark.minichiello@everbridge.com.

This offer is contingent upon your: (1) signing the Company’s Confidential Information and Inventions Agreement; (2) establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986; (3) satisfactorily passing a background check; and (4) taking and passing a drug screen test at a local medical facility of our choosing.

By signing below, you acknowledge that this letter contains our full and complete understanding with respect to your employment by the Company, and supersedes all prior and contemporaneous agreements, representations and understandings, whether oral, written or implied. Specifically, and without limitation on the foregoing, (i) you acknowledge and agree that there have been no oral promises or commitments concerning the terms of your employment that have not been set forth in writing herein, and no oral promises or commitments made that are at variance with any of the terms set forth herein, and (ii) you are not relying on the existence of any implied agreement that contains terms of your employment that have not been set forth in writing herein or are at variance with such terms.

Please indicate your acceptance by signing where indicated below and returning a copy to me. We look forward to you joining the Everbridge team and wish you great success in your career at the Company. Welcome!

Sincerely,
/s/ Jaime Ellertson
Jaime Ellertson
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Robert Hughes
Robert Hughes

July 24, 2017
Date

www.everbridge.com